Exhibit 10.4

Execution Version

STOCKHOLDER SUPPORT AGREEMENT

This Stockholder Support Agreement (this “Agreement”), dated as of July 1, 2021, is entered into by and among ISOS ACQUISITION CORPORATION, a Cayman Islands exempted company (“Acquiror”), Cobalt Recreation LLC, a Delaware limited liability company (the “Shannon Stockholder”), A-B Parent LLC, a Delaware limited liability company (the “Atairos Stockholder” and collectively with the Shannon Stockholder, the “Stockholders”) and, solely with respect to Section 26 and Section 27, Bowlero Corp., a Delaware corporation (the “Company”). Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, the Company and Acquiror entered into a Business Combination Agreement (as amended, supplemented, restated or otherwise modified from time to time, the “Business Combination Agreement”), pursuant to which, inter alia, the Company will be merged with and into the Acquiror (the “Merger”) with Acquiror continuing as the Surviving Company on the terms and subject to the conditions set forth in the Business Combination Agreement (the Merger, together with the other transactions contemplated by the Business Combination Agreement, the “Transactions”);

WHEREAS, as of the date hereof, the Shannon Stockholder is the record and “beneficial owner” (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”)) of and is entitled to dispose of and vote 2,069,000 shares of Company Common Stock (the “Shannon Owned Shares”; the Shannon Owned Shares and any additional Company Shares (or any securities convertible into or exercisable or exchangeable for Company Shares) in which the Shannon Stockholder acquires record and beneficial ownership after the date hereof, including by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities, the “Shannon Covered Shares”);

WHEREAS, as of the date hereof, the Atairos Stockholder is the record and “beneficial owner” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of and is entitled to dispose of and vote 106,378 shares of Company Preferred Stock and 3,842,428 shares of Company Common Stock (the “Atairos Owned Shares” and collectively with the Shannon Owned Shares, the “Owned Shares”; the Atairos Owned Shares and any additional Company Shares (or any securities convertible into or exercisable or exchangeable for Company Shares) in which the Atairos Stockholder acquires record and beneficial ownership after the date hereof, including by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities, the “Atairos Covered Shares” and collectively with the Shannon Covered Shares, the “Covered Shares”); and

WHEREAS, as a condition and inducement to the willingness of Acquiror to enter into the Business Combination Agreement, Acquiror and the Stockholders are entering into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Acquiror and each Stockholder hereby agree as follows:

1. Agreement to Vote. Subject to the earlier termination of this Agreement in accordance with Section 5, the Atairos Stockholder, solely in its capacity as a stockholder of the Company, irrevocably and unconditionally agrees that it shall, and shall cause any other holder of record of any of the Atairos Covered Shares to, validly execute and deliver to the Company, no later than the third (3rd) Business Day following the date that the Registration Statement becomes effective, a written consent in favor of adopting the Business Combination Agreement in respect of all of the Atairos Covered Shares. In addition, prior to its Termination Date (as defined herein), the Atairos Stockholder, in its capacity as a stockholder of the Company, irrevocably and unconditionally agrees that, at any other meeting of the stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof) and in connection with any written consent of stockholders of the Company, the Atairos Stockholder shall, and shall cause any other holder of record of any of the Atairos Covered Shares, to:

(a) if and when such meeting is held, appear at such meeting or otherwise cause the Atairos Covered Shares, to be counted as present thereat for the purpose of establishing a quorum;

(b) vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Atairos Covered Shares, owned as of the record date for such meeting (or the date that any written consent is executed by the Atairos Stockholder) in favor of the Merger and the adoption of the Business Combination Agreement and any other matters necessary or reasonably requested by the Company or the Acquiror for consummation of the Merger and the other transactions contemplated by the Business Combination Agreement; and

(c) vote (or execute and return an action by written consent), or cause to be voted at such meeting, or validly execute and return and cause such consent to be granted with respect to, all of the Atairos Covered Shares, against (i) any Company Acquisition Proposal or any proposal relating to a Company Acquisition Proposal (in each case, other than the Transactions), (ii) any merger agreement or merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Company (other than the Business Combination Agreement and the Transactions), and (iii) any other action that would reasonably be expected to materially impede, interfere with, delay, postpone or adversely affect the Merger or any of the other transactions contemplated by the Business Combination Agreement or result in a breach of any covenant, representation or warranty or other obligation or agreement of the Company under the Business Combination Agreement that would result in the failure of any condition set forth in Section 9.01, Section 9.02 or Section 9.03 of the Business Combination Agreement to be satisfied or result in a breach of any covenant, representation or warranty or other obligation or agreement of the Atairos Stockholder contained in this Agreement.

2. Waiver of Appraisal and Dissenters’ Rights. The Stockholders, solely in their capacities as stockholders of the Company, hereby (a) irrevocably and unconditionally waive, and agree to cause to be waived and to prevent the exercise of, any rights of appraisal and dissenters’ rights and any similar rights (including any notice requirements related thereto) relating to the Merger or any of the other Transactions that the Stockholders or any other holder of record of any of the Shannon Covered Shares or Atairos Covered Shares, as applicable, may have by virtue of, or with respect to, ownership of the Shannon Covered Shares or Atairos Covered Shares, as applicable, (including any and all such rights under Section 262 of the DGCL) and (b) withdraw all written objections to the Merger, demands for appraisal and/or exercises of dissenter’s rights, if any, with respect to the Shannon Covered Shares or Atairos Covered Shares, as applicable.

3. Amendments. Acquiror shall not agree to amend, modify or waive the Business Combination Agreement or any other Transaction Document without the prior written consent of each Stockholder (such consent not to be unreasonably, withheld, conditioned or delayed).

4. No Inconsistent Agreements. Each Stockholder hereby covenants and agrees that such Stockholder shall not, at any time prior to the Termination Date, (a) enter into any voting agreement or voting trust with respect to any of such Stockholder’s Covered Shares that is inconsistent with such Stockholder’s obligations pursuant to this Agreement, (b) grant a proxy or power of attorney with respect to any of such Stockholder’s Covered Shares that is inconsistent with such Stockholder’s obligations pursuant to this Agreement, or (c) enter into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

5. Termination. This Agreement shall terminate, and no party shall have any further obligations or liabilities under this Agreement, upon the earliest of (a) the Effective Time, (b) the termination of the Business Combination Agreement in accordance with its terms and (c) the time this Agreement is terminated upon the mutual written agreement of Acquiror and the Stockholders. (the earliest such date under clause (a), (b) or (c), the “Termination Date”). Notwithstanding any such termination, (x) the provisions set forth in Sections 12 to 26 shall survive the termination of this Agreement and (y) the termination of this Agreement shall not relieve any party hereto from any liability for any Willful Breach of, or Fraud in connection with, this Agreement prior to such termination.

6. Representations and Warranties of each Stockholder. Each Stockholder hereby represents and warrants to Acquiror as to itself (and not to any other Stockholder) as follows:

(a) Such Stockholder is the only record and a beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good, valid and marketable title to, such Stockholder’s Covered Shares, free and clear of Liens other than as created by this Agreement, the Existing Stockholders’ Agreement and restrictions on Transfer arising under generally applicable Securities Laws or under the Existing Stockholders’ Agreement. As of the date hereof, other than such Stockholder’s Owned Shares, such Stockholder does not own beneficially or of record any shares of capital stock of the Company (or any securities convertible into shares of capital stock of the Company).

(b) Such Stockholder (i) except as provided in this Agreement, has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein, in each case, with respect to such Stockholder’s Covered Shares, (ii) has not entered into any voting agreement or voting trust with respect to any of such Stockholder’s Covered Shares (other than under the Existing Stockholders’ Agreement), (iii) has not granted a proxy or power of attorney with respect to any of such Stockholder’s Covered Shares (other than under the Existing Stockholders’ Agreement) and (iv) has not entered into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement, other than the Existing Stockholders’ Agreement.

(c) Such Stockholder (i) is a limited liability company, validly existing and in good standing under the Laws of Delaware, and (ii) has the limited liability company power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted and to execute and deliver this Agreement and each Transaction Document to which it is a party and to perform its obligations hereunder and thereunder. This Agreement has been, and each applicable Transaction Document will be, duly and validly executed and delivered by such Stockholder and, assuming due authorization and execution by each other party hereto and thereto, this Agreement constitutes, and each applicable Transaction Document will constitute, a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(d) Other than the filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act, no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by such Stockholder from, or to be given by such Stockholder to, or be made by such Stockholder with, any Governmental Authority in connection with the execution, delivery and performance by such Stockholder of this Agreement, the consummation of the transactions contemplated hereby or the Merger and the other transactions contemplated by the Business Combination Agreement.

(e) The execution, delivery and performance of this Agreement by such Stockholder does not, and the consummation of the transactions contemplated hereby or the Merger and the other transactions contemplated by the Business Combination Agreement does not and will not, (i) conflict with or violate any provision of, or result in the breach of, the certificate of formation, the limited liability company agreement or other organizational documents of such Stockholder, (ii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which such Stockholder is a party or by which any of their respective assets or properties may be bound or affected, (iii) assuming (solely with respect to performance of this Agreement and the transactions contemplated hereby) compliance with the matters referred to in Section 6(d), conflict with or result in any violation of any provision of any Law, Permit or Governmental Order applicable to such Stockholder or any of its properties or assets or (iv) result in the creation of any Lien upon any of the properties, equity interests or assets of such Stockholder, except, in the case of clause (ii), (iii) or (iv) above, for such violations, conflicts, breaches or defaults that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair such Stockholder’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby, the consummation of the Merger or the other transactions contemplated by the Business Combination Agreement.

(f) As of the date of this Agreement, there are no pending or, to the knowledge of such Stockholder, threatened, Actions and there are no pending or, to the knowledge of such Stockholder, threatened investigations, in each case, against such Stockholder that questions the beneficial or record ownership of such Stockholder’s Owned Shares, the validity of this Agreement or the performance by such Stockholder of its obligations under this Agreement.

(g) No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission for which Acquiror or the Company is or will be liable in connection with the transactions contemplated hereby based upon arrangements made by or, to the knowledge of such Stockholder, on behalf of such Stockholder, other than, for the avoidance of doubt, the Company’s engagement of any investment banker, broker, finder or other intermediary as set forth in the Schedules.

(h) Such Stockholder has had the opportunity to read the Business Combination Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors.

7. Certain Covenants of each Stockholder. Except in accordance with the terms of this Agreement, each Stockholder hereby covenants and agrees as follows:

(a) During the Interim Period, such Stockholder shall not take, and shall direct its Representatives not to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement, letter of intent, memorandum of understanding or agreement in principle with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than Acquiror, its stockholders or any of their Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any Company Acquisition Proposal that would be consummated prior to Closing; provided, that nothing shall prohibit such Stockholder (or its Representatives) from contacting any Person (or such Person’s Representatives) who has made a Company Acquisition Proposal solely for the purpose of declining such Company Acquisition Proposal or notifying such Person of its obligations hereunder. Such Stockholder shall, and shall direct its Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Company Acquisition Proposal that would be consummated prior to Closing; provided, that nothing shall prohibit such Stockholder (or its Representatives) from contacting such Person (or such Person’s Representatives) solely for the purpose of ceasing such negotiations or discussions.

(b) Such Stockholder hereby agrees that it shall not, and shall cause any other holder of record of any of the Atairos Covered Shares or Shannon Covered Shares, as applicable (including any Permitted Transferee (as defined in the Existing Stockholders’ Agreement), not to, directly or indirectly, prior to its Termination Date, except in connection with the consummation of the Merger, (i) sell, offer to sell, contract, agree to sell, transfer, hypothecate, pledge, grant any option to purchase, encumber, assign, hedge, swap, convert or otherwise dispose of (including by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise), either voluntarily or involuntarily or enter into any Contract or option with respect to the Transfer of any of such Stockholder’s Covered Shares, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Atairos Covered Shares or Shannon Covered Shares, as applicable, (iii) publicly announce any intention to effect any transaction specified in clauses (i) or (ii) (collectively, “Transfer”), or (iv) take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling such Stockholder from performing its obligations under this Agreement; provided, however, that nothing herein shall prohibit a Transfer to a Permitted Transferee of such Stockholder (as defined in the Existing Stockholders’ Agreement) or exercising Company Options. Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall prohibit any direct or indirect transfer of equity or other interests in any Stockholder. Such Stockholder hereby authorizes the Company to maintain a copy of this Agreement at either the executive office or the registered office of the Company.

(c) The Shannon Stockholder hereby agrees to (i) make a proper and timely Stock Election with respect to Shannon Covered Shares in accordance with the Business Combination Agreement to exchange all of the Shannon Covered Shares for shares of Applicable Surviving Company Common Stock and (ii) make a proper and timely Option Stock Election with respect to any Company Option held by the Shannon Stockholder that is outstanding immediately prior to the Effective Time.

(d) The Atairos Stockholder hereby agrees to make a proper and timely Cash Election and Stock Election with respect to Atairos Covered Shares that are Company Common Stock in accordance with the Business Combination Agreement to exchange Atairos Covered Shares for 100% of the Cash Election Consideration Cap at the Closing and the remainder for shares of Applicable Surviving Company Common Stock.

8. No Trading. Each Stockholder acknowledges and agrees that it is aware, and that its directors and officers, if applicable, have been made aware, of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company (including the Acquiror).

9. Disclosure. Each Stockholder hereby authorizes the Company and Acquiror to publish and disclose in any announcement or disclosure required by the SEC such Stockholder’s identity and ownership of such Stockholder’s Covered Shares and the nature of such Stockholder’s obligations under this Agreement; provided, that prior to any such publication or disclosure the Company and Acquiror have provided such Stockholder with a reasonable opportunity to review and comment upon such announcement or disclosure, which comments the Company and Acquiror will consider in good faith.

10. Irrevocable Proxy. The Atairos Stockholder hereby revokes any proxies that it has heretofore granted with respect to its Atairos Owned Shares, hereby irrevocably constitutes and appoints Acquiror as attorney-in-fact and proxy in accordance with the DGCL for and on its behalf, for and in the Atairos Stockholder’s name, place and stead, solely in the event that the Atairos fails to comply in any material respect with its obligations hereunder in a timely manner, to vote the Atairos Owned Shares of the Atairos Stockholder and grant all written consents thereto, in each case in accordance with the provisions of Section 1 and represent and otherwise act for the Atairos Stockholder in the same manner and with the same effect as if the Atairos Stockholder were personally present at any meeting held for the purpose of voting on the foregoing. The foregoing proxy is coupled with an interest, is irrevocable and shall not be terminated by operation of Law or upon the occurrence of any other event other than following a termination of this Agreement pursuant to Section 5. The Atairos Stockholder authorizes such attorney-in-fact to file this proxy and any substitution or revocation with the Secretary of the Company. The Atairos Stockholder hereby affirms that, subject to the last sentence of this Section 10, the irrevocable proxy set forth in this Section 10 is given in connection with the execution by Acquiror of the Business Combination Agreement and that such irrevocable proxy is given to secure the obligations of the Atairos Stockholder under this Agreement. The irrevocable proxy set forth in this Section 10 is executed and intended to be irrevocable, subject to the last sentence of this Section 10. The Atairos Stockholder agrees not to grant any proxy that conflicts or is inconsistent with the proxy granted to Acquiror in this Agreement. The proxy set forth in this Section 10 shall be automatically revoked upon the Termination Date.

11. Changes in Capital Stock. In the event of a stock split, stock dividend or distribution, or any change in the Company’s capital stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Owned Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

12. Amendment, Waiver and Modification. This Agreement may be amended, modified or waived, in whole or in part, only by a duly authorized agreement in writing executed by the parties hereto which makes reference to this Agreement.

13. Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

if to the Shannon Stockholder, to it at:

9001 Collins Avenue

Apartment 409

Surfside, FL 33154

Attn:	Thomas Shannon
E-mail:	tshannon@bowlerocorp.com

with a copy (which shall not constitute notice) to:

Proskauer Rose LLP

Eleven Times Square

New York, NY 10036

Attn:	Ronald R. Papa
E-mail:	rpapa@proskauer.com

if to the Atairos Stockholder, to it at:

c/o Atairos Management, L.P.

620 Fifth Avenue

New York, NY 10020

Attn:	Rachael Wagner
E-mail:	r.wagner@atairos.com

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attn:	William J. Chudd

Harold Birnbaum

E-mail:	william.chudd@davispolk.com

harold.birnbaum@davispolk.com

if to Acquiror, to it at:

Isos Acquisition Corporation

55 Post Road W, Suite 200

Westport, CT 06880

Attn:	Winston Meade
E-mail:	wmeade@isoscap.com

with a copy (which shall not constitute notice) to:

Hughes Hubbard & Reed LLP

One Battery Park Plaza

New York, NY 10004

Attn:	Anson B. Frelinghuysen
E-mail:	anson.frelinghuysen@hugheshubard.com

14. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Acquiror any direct or indirect ownership or incidents of ownership of or with respect to the Covered Shares of each Stockholder. All rights, ownership and economic benefits of and relating to the Covered Shares of each Stockholder shall remain vested in and belong to such Stockholder, and Acquiror shall have no authority to manage, direct, restrict, regulate, govern or administer any of the policies or operations of Company or exercise any power or authority to direct any Stockholder in the voting or disposition of any of such Stockholder’s Covered Shares, except as otherwise provided herein.

15. Entire Agreement; No Survival.

(a) This Agreement, the Business Combination Agreement and the other Transaction Documents constitute the entire agreement among the parties relating to the subject matter hereof and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby.

(b) No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the matters contemplated by this Agreement exist between the parties except as expressly set forth in this Agreement and the Business Combination Agreement. None of the representations, warranties, covenants, obligations or other agreements in this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Effective Time (and there shall be no Liability after the Closing in respect thereof).

16. No Third-Party Beneficiaries. Each Stockholder hereby agrees that its representations, warranties and covenants set forth herein are solely for the benefit of Acquiror in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, and the parties hereto hereby further agree that this Agreement may only be enforced against, and any Action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the Persons expressly named as parties hereto.

17. Governing Law; Jurisdiction; Waiver of Trial by Jury.

(a) This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

(b) Any Action based upon, arising out of or related to this Agreement shall be brought in the Court of Chancery of the State of Delaware or, if such court declines to exercise jurisdiction, any federal or state court located in New York County, New York, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law, or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 17. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

18. Assignment; Successors. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 18 shall be null and void, ab initio.

19. Trust Account Waiver. Each Stockholder hereby understands and acknowledges that Acquiror has established the Trust Account containing the proceeds of its initial public offering and the overallotment securities acquired by its underwriters and from certain private placements occurring simultaneously with such initial public offering (including interest accrued from time to time thereon) for the benefit of Acquiror Public Stockholders and that disbursements from the Trust Account are available only in certain limited circumstances. Accordingly, each Stockholder (on behalf of itself and its Affiliates) hereby agrees neither such Stockholder nor any of its Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating to, this Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). Each Stockholder (on behalf of itself and its Affiliates) hereby irrevocably waives any Released Claims that such Stockholder or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Acquiror or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement). Each Stockholder agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Acquiror and its affiliates to induce Acquiror to enter into this Agreement, and each Stockholder further intends and understands such waiver to be valid, binding and enforceable against such Stockholder and each of its Affiliates under applicable Law. To the extent any Stockholder or any of its Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Acquiror or its Representatives, which proceeding seeks, in whole or in part, monetary relief against Acquiror or its Representatives, such Stockholder hereby acknowledges and agrees that such Stockholder’s and its Affiliates’ sole remedy for monetary damages shall be against funds held outside of the Trust Account and that such claim shall not permit such Stockholder or its Affiliates to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event any Stockholder or any of its Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of a Released Claim, which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Acquiror Public Stockholders (solely in such capacity), whether in the form of money damages or injunctive relief, Acquiror and its Representatives, as applicable, shall be entitled to recover from such Stockholder and its Affiliates the associated legal fees and costs in connection with any such action, in the event Acquiror or its Representatives, as applicable, prevails in such action or proceeding. Notwithstanding the other provisions of this Section 19, (i) references to distributions from the Trust Account (including “distributions therefrom”) means distributions to the Acquiror Public Stockholders and (ii) “Released Claims” do not include, and the release contained herein shall not apply to, any claim (A) that arises as a result of, in connection with or relating to a written agreement entered into following execution of this Agreement (except as set forth in such written agreement), (B) against monies released to such Stockholder or Acquiror or any of its Affiliates in connection with a Business Combination or (C) claims by any person in a capacity as an Acquiror Public Stockholder.

20. Non-Recourse. Each party to this Agreement agrees, on behalf of itself and its Related Parties, that all Actions (whether in Contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to: (a) this Agreement or any of the Transactions; (b) the negotiation, execution or performance of this Agreement; (c) any breach or violation of this Agreement; and (d) any failure of any of the Transactions to be consummated, in each case, may be made only against (and are those solely of) the Persons that are expressly identified as parties to this Agreement and in accordance with, and subject to the terms and conditions of, this Agreement. Notwithstanding anything in this Agreement, each party to this Agreement agrees, on behalf of itself and its Related Parties, that no recourse under this Agreement or in connection with any of the Transactions will be sought or had against any other Person, including any Related Party, and no other Person, including any Related Party, will have any Liabilities (whether in Contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise), for any claims, causes of action or Liabilities arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (a) through (d), it being expressly agreed and acknowledged that no personal Liability or losses whatsoever will attach to, be imposed on or otherwise be incurred by any of the aforementioned, as such, arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (a) through (d), in each case, except for claims that any Stockholder or Acquiror, as applicable, may assert against the other Stockholder or Acquiror, as applicable, solely in accordance with, and pursuant to the terms and conditions of, this Agreement. Notwithstanding anything to the contrary in this Agreement, no Related Party will be responsible or liable for any multiple, consequential, indirect, special, statutory, exemplary or punitive damages that may be alleged as a result of this Agreement or any of the Transactions, or the termination or abandonment of any of the foregoing.

21. Enforcement. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, including each Stockholder’s obligations to vote its Covered Shares as provided in this Agreement, without proof of damages, prior to the valid termination of this Agreement, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 21 shall not be required to provide any bond or other security in connection with any such injunction.

22. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

23. Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

24. Interpretation and Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the term “Section,” refers to the specified Section of this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.

(b) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

25. Capacity as a Stockholder. Notwithstanding anything herein to the contrary, each Stockholder signs this Agreement solely in such Stockholder’s capacity as a stockholder of the Company, and not in any other capacity and this Agreement shall not limit or otherwise affect the actions of any Affiliate, director, officer, employee or designee of such Stockholder or any of its affiliates in his or her capacity, if applicable, as an officer or director of the Company or any other Person.

26. Waiver; Termination of Affiliate Agreements.

(a) Pursuant to Section 8.5(a) of the Existing Stockholders’ Agreement, the Company and each Stockholder, by signing this Agreement, hereby expressly and irrevocably waive the applicability of Section 8.4(b) of the Existing Stockholders’ Agreement with respect to each Stockholder entering into this Agreement in connection with the Business Combination Agreement.

(b) Pursuant to Section 8.5(a) of the Existing Stockholders’ Agreement, the Company and each Stockholder, by signing this Agreement, hereby expressly and irrevocably waive the applicability of Section 2.12(b) of the Existing Stockholders’ Agreement with respect to each of (i) the Business Combination Agreement and (ii) the Merger and the other Transactions, including each Stockholder’s prior approval of the foregoing.

(c) Each Stockholder and the Company hereby irrevocably agrees that the Existing Stockholders’ Agreement shall be terminated effective as of, and contingent upon, the Closing; and

(d) The Atairos Stockholder agrees to cause Atairos Management L.P. to terminate that certain Expense Reimbursement Agreement, dated July 3, 2017, by and between Bowlmor AMF Corp. and Atairos Management, L.P. effective as of, and contingent upon, the Closing.

27. Expense Reimbursement. The Company shall reimburse the Atairos Stockholder for or pay the reasonable legal fees incurred by the Atairos Stockholder or any of its Affiliates relating to the negotiation and preparation of this Agreement, the Business Combination Agreement and the other Transaction Documents; provided, however that such reimbursement for legal fees shall not exceed $475,000.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

ISOS ACQUISITION CORPORATION

By:
Name:
Title:

[Signature Page to Stockholder Support Agreement]

Cobalt Recreation LLC

By:
Name:
Title:

BOWLERO CORP., entering into this Agreement solely with respect to Section 26 and Section 27

By:
Name:
Title:

[Signature Page to Stockholder Support Agreement]

A-B Parent LLC

By:
Name:
Title:

[Signature Page to Stockholder Support Agreement]